Exhibit  21




The company's subsidiaries are:

              Name                                  State of Organization
  ----------------------------------------          ---------------------
  Equitable Life Insurance Company of Iowa          Iowa corporation
  Equitable Investment Services, Inc.               Iowa corporation
  Equitable of Iowa Securities Network, Inc.        Iowa corporation
  Locust Street Securities, Inc.                    Iowa corporation
  Equitable of Iowa Companies Capital Trust         Delaware business trust
  EIC Variable, Inc.                                New York corporation

All are wholly-owned.

USG Annuity & Life Company, an Oklahoma corporation, and Equitable American Insurance Company, an Iowa corporation, are wholly-owned subsidiaries of Equitable Life Insurance Company of Iowa. Golden American Life Insurance Company, a Delaware stock life insurance company, and Directed Services, Inc., a New York corporation, are wholly-owned subsidiaries of EIC Variable, Inc. In addition, these entities own other subsidiaries which are not considered in the aggregate to be a significant subsidiary as defined in Securities and Exchange Commission rules.

All subsidiaries do business only under their corporate names.